Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 Nos. 333-110479, 333-112587, 333-114546, 333-121234, 333-143004, 333-159715, 333-164792 and 333-144820 and Form S-3 Nos. 333-119795, 333-131085, 333-153596, 333-167188 and 333-171936 of ADA-ES, Inc. and Subsidiaries of our report dated March 28, 2011, except for Note 8, Note 12, Note 14 and Note 15, as to which the date is October 19, 2012, discussing the restatement to the consolidated financial statements (the “Restatement”), relating to the consolidated financial statements of ADA-ES, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Restatement), appearing in this Annual Report on Form 10-K/A of ADA-ES, Inc. and Subsidiaries for the year ended December 31, 2010.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

October 19, 2012